Exhibit 14.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form F-3 (Registration No. 333-138044, 333-122937, 333-119157 and 333-142286) and Registration Statement on Form S-8 (Registration No. 333-84180, 333-932, 333-11648, 333-122271, 333-122302 and 333-142284) of Attunity Ltd. (the “Company”) of our report dated April 2, 2008 (except Notes 1b, as to which the date is November 25, 2008) with respect to the consolidated financial statements of the Company for the year ended December 31, 2007, included in this Annual Report on Form 20-F/A for the year ended December 31, 2007.

Tel-Aviv, Israel	/s/ KOST FORER GABBAY & KASIERER
November 26, 2008	A Member of Ernst & Young Global